UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2024

Peloton Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39058	47-3533761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Ninth Avenue, Sixth Floor New York, New York	10001
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (929) 567-0006

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.000025 par value per share	PTON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Convertible Notes and the Indenture

As part of its previously announced global refinancing, on May 21, 2024, Peloton Interactive, Inc. (the “Company”) priced its private offering of $300.0 million aggregate principal amount of 5.50% Convertible Senior Notes due 2029 (the “Notes”). Pursuant to the purchase agreement between the Company and J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC (the “Initial Purchasers”), the Company also granted the Initial Purchasers a 13-day option to purchase up to an additional $50.0 million aggregate principal amount of the Notes, which option was exercised in full on May 22, 2024. The Notes were sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from this offering were approximately $343.0 million, after deducting the Initial Purchasers’ discounts and commissions. The Company used the net proceeds from the offering to repurchase approximately $350.0 million aggregate principal amount of its 0.00% convertible senior notes due 2026 and to pay fees and expenses related thereto.

The Notes were issued pursuant to an Indenture, dated May 24, 2024 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Indenture includes customary covenants and sets forth customary events of default.

The Notes will mature on December 1, 2029, unless earlier converted, redeemed, or repurchased. The Notes will bear interest at a rate of 5.50% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2024. The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding September 1, 2029, only under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on September 30, 2024, if the last reported sale price of the Company’s Class A common stock, par value $0.000025 per share (the “Class A Common Stock”) exceeds 130% of the conversion price for each of at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of the Class A Common Stock and the conversion rate on each such trading day; (3) upon the occurrence of specified corporate events or distributions on the Class A Common Stock; and (4) if the Company calls such Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date. On or after September 1, 2029, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of the Class A Common Stock or a combination of cash and shares of the Class A Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture. The conversion rate for the Notes will initially be 218.4360 shares of the Class A Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $4.58 per share of the Class A Common Stock. The initial conversion price of the Notes represents a premium of approximately 40% to the $3.27 per share last reported sale price of the Class A Common Stock on May 21, 2024. The conversion rate is subject to customary adjustments under certain circumstances in accordance with the terms of the Indenture. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture and which includes the sending of a notice of redemption) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Company may not redeem the Notes prior to June 7, 2027. The Company may redeem for cash all or any portion (subject to the partial redemption limitation described in the Indenture) of the Notes, at its option, on or after June 7, 2027 and on or before the 20th scheduled trading day immediately before the maturity date, if the last reported sale price per share of the Class A Common Stock exceeds 130% of the conversion price then in effect on (1) each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption and (2) the trading day immediately before the date the Company sends such notice. The redemption price is equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.

Upon the occurrence of a “fundamental change” (as defined in the Indenture), subject to certain conditions, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The definition of fundamental change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s existing and future indebtedness that is not so subordinated; effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables and to the extent the Company is not a holder thereof, preferred equity).

A copy of the Indenture and the form of the Note are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers (as defined below) in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act, and for resale by the Initial Purchasers to persons reasonably believed to be “qualified institutional buyers,” as defined in and pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement (as defined below) pursuant to which the Company sold the Notes to the Initial Purchasers. The shares of the Class A Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

To the extent that any shares of the Class A Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof. Initially a maximum of 107,033,605 shares of the Class A Common Stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate issuable upon a Make-Whole Fundamental Change of 305.8103 shares of Class A Common Stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 8.01	Other Events.

On May 24, 2024, the Company priced and allocated a new $1.0 billion five-year term loan facility (the “new term loan facility”) and $100.0 million five-year revolving credit facility (together with the new term loan facility, the “new credit facilities”), as part of its global refinancing. The new credit facilities replace the Company’s existing term loan facility and revolving credit facility and are expected to close on May 30, 2024, subject to customary closing conditions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

4.1	Indenture, dated as of May 24, 2024, between Peloton Interactive, Inc. and U.S. Bank Trust Company, National Association, as trustee

4.1	Form of 5.50% Convertible Senior Notes due 2029 (included in Exhibit 4.1)

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2024		PELOTON INTERACTIVE, INC.

	By:	/s/ Tammy Albarrán
	Name:	Tammy Albarrán
	Title:	Chief Legal Officer